FOR IMMEDIATE RELEASE

Norfolk Southern reports first-quarter 2019 results

Achieves record first-quarter railway operating revenues, operating income, operating ratio, net income and earnings per share

NORFOLK, Va., April 24, 2019 – Norfolk Southern Corporation (NYSE: NSC) today reported first-quarter financial results.

First-quarter net income was $677 million, up 23 percent year-over-year, a result of a 16 percent increase in income from railway operations and an increase in other income. Diluted earnings per share were $2.51, up 30 percent year-over-year and a first-quarter record.

“Our first-quarter results reflect the initial steps in the implementation of our new strategic plan that are transforming our company,” said James A. Squires, Norfolk Southern chairman, president and CEO. “We set company records for many financial measures in the first quarter, while improving our service product for our customers. We are intensely focused on the execution of the initiatives in our strategic plan that will drive shareholder value.”

First-quarter summary

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Railway operating revenues of $2.8 billion, a first-quarter record, increased 5 percent compared with prior year, due to an increase in revenue per unit, resulting from increased rates as well as higher fuel surcharge revenue.

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Railway operating expenses were $1.9 billion, a decrease of $8 million, compared with the same period last year as fuel price declines and lower compensation and benefits expenses were offset by increased purchased services and rents.

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Income from railway operations was $966 million, an increase of 16 percent year-over-year, and a first-quarter record. The railway operating ratio, or operating expenses as a percentage of revenues, was 66.0 percent, also a first-quarter record.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:
Pete Sharbel, 757-629-2861 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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